Exhibits 99.1

FOR IMMEDIATE RELEASE

March 8, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Closes $345 Million Common Stock Offering

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 122-year-old IBERIABANK and IBERIABANK fsb, announced today the closing of its underwritten public offering of 5,973,207 million shares of the Company’s common stock at a price to the public of $57.75 per share, for gross proceeds of approximately $345 million, which included 778,402 shares pursuant to the exercise of the underwriters’ over-allotment option. The net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $329 million. Goldman, Sachs & Co., and Keefe, Bruyette & Woods acted as joint bookrunning lead managers. Stifel Nicolaus & Company, Inc., Howe Barnes Hoefer & Arnett, Inc., Raymond James & Associates, Inc., and Robert W. Baird & Company acted as co-managers.

Daryl G. Byrd, President and Chief Executive Officer of the Company commented, “We are very pleased with the significant level of interest in our Offering, and we are grateful for our Shareholder’s continued confidence in our Company and our strategic direction in this unparalleled environment.”

Byrd continued, “Our unique position has been further strengthened by this investment in our Company. In aggregate, we have raised approximately $603 million in net proceeds of three common stock offerings within the last 15 months. With this most recent capital raise, we believe we possess the highest tangible common equity ratio and the highest Tier 1 leverage ratio of publicly traded bank holding companies with assets in excess of $5 billion.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004 or by faxing (212) 902-9316, calling toll-free (866) 471-2526 or emailing Prospectus-ny@ny.email.gs.com or from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 209 combined offices, including 136 bank branch offices in Louisiana, Arkansas, Alabama, Tennessee, Texas and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representative offices in 47 locations in 12 states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” Based on the Company’s closing stock price of $57.80 on March 5, 2010, the Company’s market capitalization was approximately $1.5 billion.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, unanticipated losses related to the integration of acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.